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MAINSTAY DEFINEDTERM MUNICIPAL OPPORTUNITIES FUND

AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February, 2018, between MainStay DefinedTerm Municipal Opportunities Fund, a Delaware statutory trust (the “Fund”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Fund and the Manager are parties to the Management Agreement, dated June 26, 2012 (the “Agreement”); and

WHEREAS, the Fund and the Manager hereby wish to amend the Agreement to reflect the name change of the Fund, as approved by the Fund’s Board of Trustees at its meeting held on December 13, 2017;

NOW, THEREFORE, the parties agree as follows:

All references to the Fund in the Agreement are revised to reflect the Fund’s new name: “MainStay MacKay DefinedTerm Municipal Opportunities Fund.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate	Title:	Chief Executive Officer
General Counsel

MAINSTAY MACKAY DEFINEDTERM MUNICIPAL OPPORTUNITIES FUND

Attest:	/s/ Thomas Lynch	By:	/s/ Kirk C. Lehneis
Name:	Thomas Lynch	Name:	Kirk C. Lehneis
Title:	Assistant Secretary	Title:	President

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